Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1 of our report dated June 26, 2025, except for Note 13, Note 15 and Note 17, as to which the date is August 18, 2025, relating to the consolidated and combined financial statements of AM PM Group Limited as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

August 18, 2025